Exhibit 10.2

AMENDMENT 2008-1

TO THE

EMPLOYMENT AGREEMENT

AMENDMENT, dated as of December 18, 2008, between Internet Capital Group Operations, Inc., (the “Company”) and Walter W. Buckley, III (“Executive”).

RECITALS

WHEREAS, the Company and Executive previously entered into that certain Employment Agreement on February 28, 2007, (the “Employment Agreement”), which sets forth the terms and conditions of Executive’s employment with the Company;

WHEREAS, the Company and Executive desire to amend the Employment Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations issued thereunder; and

WHEREAS, Section 22 of the Employment Agreement provides that the Employment Agreement may be amended pursuant to a written agreement between the Company and Executive.

NOW, THEREFORE, the Company and the Executive hereby agree that, effective December 18, 2008, the Employment Agreement shall be amended as follows:

1. The last sentence of Section 8(a) of the Employment Agreement is hereby amended in its entirety to read as follows:

“The Executive shall give the Company not less than 30 days’ prior written notice of such resignation, which resignation must occur within the two-year period following the initial existence of the condition giving rise to the Good Reason Before A Change of Control.”

2. The last sentence of Section 8(c)(1) of the Employment Agreement is hereby amended in its entirety to read as follows:

“Unless payment is required to be delayed pursuant to Section 28(b), payment of the lump sum shall be made within 60 days after the effective date of Executive’s termination of employment.”

3. The last sentence of Section 8(c)(2) of the Employment Agreement is hereby amended in its entirety to read as follows:

“Unless payment is required to be delayed pursuant to Section 28(b), payment of the pro rated bonus shall be made if, as and when bonuses are paid to other executives of the Company, provided that such payment, if any, shall be paid on or after the January 1 of the year following the year in which Executive’s termination of employment occurred, but not later than March 15 of such year.”

4. Section 8(c)(3) of the Employment Agreement is hereby amended in its entirety to read as follows:

“(3) Medical coverage at no cost to Executive at the level in effect at the date of his termination (or generally comparable coverage) for himself and, where applicable, his spouse and dependents, until the earlier of (i) the last day of the 18-month period following the date of termination or (ii) Executive is eligible for coverage under a plan maintained by a new employer or under a plan maintained by his spouse’s employer. The COBRA health care continuation coverage period under section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), shall run concurrently with the foregoing benefit period.”

5. The last sentence of Section 8(c)(4) of the Employment Agreement is hereby amended in its entirety to read as follows:

“Notwithstanding any provision of the otherwise applicable plans or award agreements, each vested option and SAR (including those that become vested by virtue of the preceding sentence) held by the Executive at the date of his termination of employment shall remain exercisable until the earlier to occur of (A) the last day of the 24-month period following the date of the Executive’s termination of employment or (B) the last day of the twelve month period following the date on which the Company’s stock is maintained at $16 for 20 trading days (taking into account any stock splits or other similar adjustments) after the termination of Executive’s employment; provided, however, in no event may an option or SAR be exercisable after the expiration of its original term.”

6. Section 8(c)(5) of the Employment Agreement is hereby amended in its entirety to read as follows:

“To cover the cost (up to $40,000) of reasonable outplacement assistance services actually incurred by the Executive and directly related to the termination of Executive’s employment with the Company until the later of (A) the last day of the 12-month period following the effective date of the Executive’s termination of employment, or (B) the date the Executive commences employment with a new employer; provided, however, that in no event may such coverage extend beyond the last day of the second taxable year of the Executive following the taxable year of the Executive in which the Executive’s termination of employment occurred.”

7. Section 13(b)(2) of the Employment Agreement is hereby amended in its entirety to read as follows:

“(2) if the medical coverage provided under Section 8(c)(3) continues through the last day of the 18-month period described in Section 8(c)(3) because the Executive has paid the applicable premiums and the Executive is not eligible for coverage under a plan maintained by a new employer or under a plan maintained by his spouse’s employer, then within 30 days following the end of such 18-month period the Company shall pay to the Executive a lump sum cash payment equal to 6 times the monthly rate for medical coverage then in effect under the Company’s medical plan.”

8. The last sentence of the final paragraph of Section 13(b) of the Employment Agreement is hereby amended in its entirety to read as follows:

“Payment of the additional amount shall be made within 30 days following the six month anniversary of the date of his termination of employment.”

9. The last sentence of Section 13(c) of the Employment Agreement is hereby amended in its entirety to read as follows:

“Accordingly, subject to the requirements of Treas. Reg. §1.409A-3(i)(1)(iv)(A), the Company shall pay the Executive on demand the amount necessary to reimburse the Executive in full for all expenses (including all attorneys’ fees and legal expenses) incurred by the Executive in enforcing any of the obligations of the Company under this Section following a Change of Control.”

10. Section 14(c) of the Employment Agreement is hereby amended in its entirety to read as follows:

“‘Good Reason Before A Change of Control’ shall mean the occurrence of any of the following events or conditions and the Executive has provided notice to the Company within 90 days following the initial existence of one of the following events or conditions that such event or condition has occurred and the Executive will resign on account of such if not remedied by the Company, unless the Executive has expressly consented in writing thereto or unless the event is remedied by the Company within 30 days after receipt of notice thereof given by the Executive:

(1) Any material diminution in the Executive’s annual base salary, other than as part of an across the board reduction in salaries of management personnel of less than 20%;

(2) A material diminution of the Executive’s duties or responsibilities hereunder, other than a circumstance where the Executive continues to serve as the Chief Executive Officer and (i) another individual is appointed President and reports to the Executive, or (ii) another individual becomes the non-executive Chairman of the ICG Board as required by law, rule, regulation or court order, including the rules of any exchange on which ICG’s stock trades;

(3) Any material diminution in the Executive’s reporting relationship such that he no longer reports solely and directly to the Board and the ICG Board, or their successors, as applicable; or

(4) Any other action or inaction that constitutes a material breach of this Agreement by the Company.

(5) The Company’s failure to renew this Agreement in accordance with Section 1 above, provided that Executive was willing and able to execute a new contract providing terms and conditions substantially similar to those in the Agreement and to continue providing services under such contract.

11. Section 14(d) of the Employment Agreement is hereby amended in its entirety to read as follows:

“‘Good Reason After A Change of Control’ shall mean the occurrence of any of the following events or conditions and the Executive has provided notice to the Company within 90 days following the initial existence of one of the following events or conditions that such event or condition has occurred and the Executive will resign on account of such if not remedied by the Company, unless the Executive has expressly consented in writing thereto or unless the event is remedied by the Company within 30 days after receipt of notice thereof given by the Executive:

(1) Any material diminution in the Executive’s annual base salary;

(2) A material diminution of the Executive’s duties or responsibilities hereunder, other than a circumstance where the Executive continues to serve as the Chief Executive Officer and (i) another individual is appointed President and reports to the Executive, or (ii) another individual becomes the non-executive Chairman of the ICG Board as required by law, rule, regulation or court order, including the rules of any exchange on which ICG’s stock trades;

(3) Any material diminution in the Executive’s reporting relationship such that he no longer reports solely and directly to the Board and the ICG Board, or their successors, as applicable;

(4) Any other action or inaction that constitutes a material breach of this Agreement by the Company.

(5) The establishment of a target annual bonus opportunity that is materially less than that in effect for the immediately preceding year, measured as a percentage of salary;

(6) ICG or the Company becoming a subsidiary of another corporation or entity that is not an ICG Entity, unless this Agreement is assumed by the Ultimate Parent and Executive is appointed as the most senior executive officer of the Ultimate Parent;

(7) A material change in the geographic location at which the Executive must perform services for the Company, which for this purpose shall mean the Company’s requiring the Executive to be based at a location other than within 50 miles of Philadelphia, Pennsylvania; or

(8) The Company’s failure to renew this Agreement in accordance with Section 1 above, provided that Executive was willing and able to execute a new contract providing terms and conditions substantially similar to those in the Agreement and to continue providing services under such contract.”

12. Section 28 of the Employment Agreement is hereby amended in its entirety to read as follows:

“28. Section 409A of the Internal Revenue Code.

(a) Interpretation. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and all installment payments shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment.

(b) Payment Delay. To the maximum extent permitted under section 409A of the Code, the severance benefits payable under this Agreement are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, any amount payable to the Executive during the 6 month period following the Executive’s termination date that does not qualify within either of the foregoing exceptions and is deemed as deferred compensation subject to the requirements of section 409A of the Code, then such amount shall hereinafter be referred to as the “Excess Amount.” If at the time of the Executive’s termination of employment, the Company’s (or any entity required to be aggregated with the Company under section 409A of the Code) stock is publicly-traded on an established securities market or otherwise and the Executive is a “specified employee” (as defined in section 409A of the Code and determined in the sole discretion of the Company (or any successor thereto) in accordance with the Company’s (or any successor thereto) “specified employee” determination policy), then the Company shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the 6 month period following the Executive’s termination date with the Company (or any successor thereto) for 6 months following the Executive’s termination date with the Company (or any successor thereto). The delayed Excess Amount shall be paid in a lump sum to the Executive within 10 days following the date that is 6 months following the Executive’s termination date with the Company (or any successor thereto). If the Executive dies during such 6 month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of section 409A of the Code, such Excess Amount shall be paid to the personal representative of the Executive’s estate within 60 days after the Executive’s death.

(c) Reimbursements. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime and the six-year period thereafter (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.”

13. In all respects not modified by this Amendment 2008-1, the Employment Agreement is hereby ratified and confirmed.

IN WITNESS WHEREOF, the Company and the Executive agree to the terms of the foregoing Amendment 2008-1, effective as of the date set forth above.

INTERNET CAPITAL GROUP OPERATIONS, INC.

By:	/s/ Douglas Alexander
Name:	Douglas Alexander
Title:	Managing Director

EXECUTIVE

/s/ Walter W. Buckley, III
Walter W. Buckley, III